Rosetta Resources Inc. Names New Director to Board of Directors

HOUSTON, TX -- 05/19/2006 -- Rosetta Resources Inc. (NASDAQ: ROSE) announced today that Mr. G. Louis Graziadio, III has been appointed to Rosetta's Board of Directors. The Board voted and unanimously accepted the nomination of Mr. Graziadio effective May 15, 2006.

"We are very excited to have someone of Mr. Graziadio's experience joining our Board. His wide range of expertise will certainly enhance our ability to achieve our goals," says Bill Berilgen, President, CEO and Chairman of the Board.

Mr. Graziadio, age 56, is the President and Chief Executive Officer of Second Southern Corp., which is the sole manager of Ginarra Partners, L.L.C. In addition to serving on Rosetta's Board, Mr. Graziadio is also a Director of the Board for True Religion Apparel, Inc. and Acacia Research Corporation. From 1984 through 2000, Mr. Graziadio served as a director of Imperial Bancorp, Imperial Ventures, Inc., Imperial Trust Company and Imperial Financial Group.

Mr. Graziadio has vast experience in oil and gas investments and real estate development activities throughout the United States, including planned residential communities, retail centers, commercial office buildings and industrial properties. The companies with which he is affiliated are significant shareholders in numerous private and public companies. Since 1978, Mr. Graziadio has been active in restructurings of both private and public companies, as well as corporate spin-offs and IPOs.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

For Information, contact:
Teri Greer
Rosetta Resources
717 Texas, Suite 2800
Houston, TX 77002
Phone: 713-335-4008
Fax: 713-651-3056
Email: info@rosettaresources.com
http://www.rosettaresources.com